Exhibit 10.52

RESTRICTED STOCK GRANT AGREEMENT PURSUANT TO BURLINGTON STORES, INC.

2013 OMNIBUS INCENTIVE PLAN

THIS AWARD AGREEMENT (the “Award Agreement”) is entered into as of _________________between Burlington Stores, Inc. (formerly Burlington Holdings, Inc.), a Delaware corporation (the “Company”), and _____________ (the “Participant”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “Plan”).

Recitals

WHEREAS, the Participant is a director of Burlington Stores, Inc.;

WHEREAS, the Company has adopted the Plan providing for the grant under certain circumstances of certain equity incentive awards, including shares of Restricted Stock;

WHEREAS, the Company, under the terms and conditions set forth below, desires to grant Participant an Award of Restricted Stock (the “Award”) pursuant to the terms set forth in the Plan; and

WHEREAS, in consideration of the grant of the Award and other benefits, the Participant is willing to accept the Award provided for in this Award Agreement and is willing to abide by the obligations imposed on him under this Award Agreement and the Plan.

Provisions

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1.Restricted Stock Award. The Company hereby grants to the Participant, subject to the terms and conditions set forth or incorporated herein, an Award consisting of a total of ____________ shares of Common Stock, subject to adjustment under the Plan (the “Shares”). Upon the execution and delivery of this Award Agreement, the Company will, subject to Section 5 below, issue to the Participant the Shares granted hereunder, and such Shares shall constitute Restricted Stock pursuant to the Plan.

2.         Effect of the Plan. The Award granted under this Award Agreement is subject to all of the terms and conditions of the Plan, which are incorporated by reference and made a part of  this Award Agreement. The  Participant will abide  by, and the Award granted to the Participant will be subject to, all of the provisions of the Plan and of this Award Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan.

3.Restriction Period.  The restriction period applicable to the Award granted hereunder is as follows:

(a)

All Shares shall be unvested at issuance.  Subject to Section 3(b) below, 100% of the Shares shall vest on the first anniversary date of this Award Agreement (or the following business day if such date is not a business day) (the “Vesting Date”) if the Participant has remained on the Board through the Vesting Date; provided, however, if the Participant continues to serve on the Board through the next regularly scheduled annual meeting of the Company’s stockholders which precedes the Vesting Date and elects not to stand for re-election to the Board at such meeting, then the Shares subject to the Award shall vest in full on the date of such annual meeting.  The period prior to the vesting of the Shares under this Section 3(a) shall be referred to as the “Restricted Period.”

(b)       Following a Change in Control, vesting of unvested Shares shall not accelerate by reason of such Change in Control; provided, however, that 100% of the Shares shall vest if, following a Change in Control and during the Restricted Period, the Participant ceases to serve as a director other than as a result of the Participant’s voluntary resignation.

(c)     All unvested Shares shall automatically be forfeited (and shall not vest) if the Participant ceases to be a member of the Board for any reason during the Restricted Period (other than as provided in Sections 3(a) and 3(b) above.

(d)       Participant shall be entitled to receipt of all dividends paid by the Company on its Shares, as and when such dividends are declared and paid to holders of Shares; provided, any dividends on unvested Shares shall be held and paid to Participant on the date such Shares become vested.

4.         Withholding Taxes. The Committee may make such provision for any applicable federal, state, or local withholding obligations of the Company required by law pursuant to Section 14.4 of the Plan. Participant shall remain responsible for the payment of any remaining taxes payable on account of the vesting of Shares.

5.         Delivery of Stock. Shares granted pursuant to this Award Agreement may be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon, and in such circumstance, will bear an appropriate legend specifying the applicable restrictions thereon. Alternatively, at the Company’s discretion, shares may be held by the Company or its transfer agent on the Participant’s behalf in book entry form. Whenever Shares subject to the Award are released from restriction, the Company shall issue such unrestricted Shares. The Company shall follow all requisite procedures to deliver such Shares to Participant; provided, however, that such delivery may be postponed to enable the Company to comply with applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory agency.

6.         Transferability of Award.  This Award may only be transferred by will or by the laws of descent and distribution. The terms of this Award, including the restriction and vesting provisions set forth in Section 3, shall be binding upon the executors, administrators, successors and assigns of the Participant.

7.       Adjustment Upon Changes in Shares. In the event of a Section 4.2 Event, the adjustments provided for in Section 4.2(b) of the Plan shall be made to the number of Shares subject to the Award hereunder.

8.         Section 83(b) Election. Participant agrees to inform the Company promptly, and provide a copy of the election filed by the Participant with the Internal Revenue Service, if the Participant makes an election under Section 83(b) of the Code to treat any portion of this Award as taxable compensation prior to the time the restrictions are removed from the Shares subject to this Award.

9.         Amendments; Termination of Plan.   The Board may amend this Award or terminate the Plan in accordance with Section 12.1 of the Plan.

10.     Interpretation. Any dispute regarding the interpretation of this Award shall be submitted by Participant or the Company to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

11.       Notices. All notices to the Company must be in writing, addressed and delivered or mailed to 2006 Route 130 North, Burlington, NJ 08016, Attention: General Counsel. All notices to the Participant must be in writing addressed and delivered or mailed to Participant at the address shown on the records of the Company.

12.       Governing Law; Severability.   This Award Agreement, and all determinations made and actions taken pursuant thereto, shall be governed under the laws of the State of Delaware. If any part of this Award Agreement shall be determined to be invalid or unenforceable, such part shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the remaining portions hereof.

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[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be duly executed as of the date first above written.

BURLINGTON STORES, INC.

By:
Name:
Title:

ACCEPTANCE

Participant hereby acknowledges receipt of a copy of the Plan, represents that Participant has read and understands the terms and provisions thereof, and accepts this Award subject to all the terms and conditions of the Plan and this Award Agreement. Participant acknowledges that there may be adverse tax consequences associated with this Award or disposition of the Shares associated with this Award and that Participant should consult a tax adviser.

__________________________________
Participant